STOCK PURCHASE AGREEMENT

	This agreement is made and entered into in Amsterdam on November 18, 1994 by and between:

	WATTS INDUSTRIES EUROPE BV ("Watts Europe"), incorporated as a besloten vennootschap met beperkte aansprakelijkheid under the laws of The Netherlands, having its registered office at Kollergang 14, 6961 LZ Eerbeek, The Netherlands, represented by Mr. Johan van Kouterik, acting pursuant to the Power of Attorney, a copy of which is attached hereto as Annex 1,

	KF INDUSTRIES EUROPE BV ("KF"), incorporated as a besloten vennootschap met beperkte aansprakelijkheid under the laws of The Netherlands, having its registered office at Kollergang 14, 6961 LZ Eerbeek, The Netherlands, represented by Mr. Michael O. Fifer, acting pursuant to the Power of Attorney, a copy of which is attached hereto as Annex 2, of the one part,

	PHILABEL INTERNATIONAL NV ("Philabel International"), a Netherlands Antilles company with principal offices at 22 Julianaplein, Curacao, Netherlands Antilles, a share capital of 100 thousand Dutch Guilders, represented by Mr. J.W.E. Moret, acting pursuant to the Power of Attorney, a copy of which is attached hereto as Annex 3 (Philabel International being hereinafter sometimes referred to also as "Seller"),

	Mr. Antonio Vienna ("A. Vienna") , an Italian citizen domiciled in Milano, Via Archimede, 57, fiscal code no. VNN NNG 4lMl9 B045V, and

	G.I.V.A. SpA ("GIVA"), an Italian company with principal offices at Via Risorgimento, 63, Mazzo di Rho (Milano), a share capital of 14,600,000,000 Italian lire, enrolled in the Register of Companies with the Tribunal of Brescia, no. 36646, tax and VAT code no.
02917180172, represented by the sole director A. Vienna, duly empowered as attested by the certificate issued on September 12, 1994 by the Tribunal of Brescia, copy of which is attached hereto as Annex 4 (A. Vienna and GIVA being hereinafter referred to as "Guarantors") ___________ of the other part.

WHEREAS:
	A.	Seller owns all the shares representing the entire
outstanding share capital of Philabel NV (the "Holding Company"), a Dutch company with principal offices at 504 Herengracht, 1017, CB Amsterdam, the Netherlands, a share capital of 3,651,000 Dutch Guilders, divided into 36,500 ordinary and 10 preference bearer shares of 100 Dutch Guilders each (the "Shares");

	B.	Seller represents and warrants that the Holding
Company is the beneficial owner of a shareholding participation consisting of 100% (one hundred per cent) of the shares of Pibiviesse SpA (the "Company) an Italian company with principal offices at Via Di Vittorio 43, Mazzo di Rho (Milano), Italy, a share capital of 2,000,000,000 (two billion) Italian Lire, divided into 20,000 (twenty thousand) ordinary shares of 100,000 (one hundred thousand) Italian Lire each, enrolled in the register of Companies with the Tribunal of Milano, no. 245162/6485/12, tax and VAT code no. 07798890153;

	C.	the Company in turn owns a quota having a par value of
32,000,000(thirty-two million) Italian Lire constituting 80% (eighty per cent) of the entire share capital of De Martin Giuseppe e Figli Srl (the "Quota"), an Italian Company with registered office at Via Fratelli Bandiera, 47, Robecco sul Naviglio, Milano, Italy, a share capital of 40,000,000 (forty million) Italian Lire, enrolled in the Register of Companies of Milano no. 239552/6393/2, tax and VAT code no.
00000450155 ("De Martin"), the remaining 20% (twenty per cent) of the share capital of De Martin being owned as to 10% (ten per cent) by Mr. Mario Oreste De Martin and as to 10% (ten per cent) by Mr.
Enzo Corbella (collectively, the "Minority Shareholders of De Martin");

	D.	prior to the date hereof, the Company had the following
further participations:
		(a)	231,300 (two hundred thirty-one thousand three
hundred) shares of 10,000 (ten thousand) Italian Lire each
representing 70.09% (seventy point zero nine per cent) of the entire share capital of Forgiatura A. Vienna SpA ("Forgiatura Vienna") ;
		(b)	3,200 (three thousand two hundred) shares of
10,000 (ten thousand) Italian Lire each representing 16% (sixteen per cent) of the entire share capital of La Valvomeccanica SpA
("Valvomeccanica"); and
		(c)	4,050,000 (four million fifty thousand) shares of
1,000 (one thousand) Italian Lire each representing 32.4% (thirty-two point four per cent) of the entire share capital of Nuova Breda Fucine SpA ("Nuova Breda") ;

	E.	Seller represents that, pursuant to prior understandings
reached with Watts Industries, Inc., a U.S. corporation directly or indirectly controlling Watts Europe and KF ("Watts"), it procured the following actions and transactions to be taken and accomplished on or before the date hereof:
		(a)	all outstanding options or other rights to acquire
Shares (as hereinafter defined) have been cancelled or waived;
		(b)	the Company has sold and transferred to GIVA or a
company designated by GIVA, which acquired and became transferee of, all the shares of Forgiatura Vienna, Valvomeccanica and Nuova
Breda (the "Sale and Purchase of Certain Participations") , and the
Company received the following amounts in consideration of said sales of shares:
			(i)	6,260,000,000 (six billion two hundred sixty
million) Italian Lire for the shares of Forgiatura Vienna;
			(ii)	402,000,000 (four hundred two million)
Italian Lire for the shares of Valvomeccanica; and
			(iii)	100,000 (one hundred thousand) Italian Lire
for the shares of Nuova Breda, while the Company retained its participation in De Martin;

		(c)	all intercompany accounts between any and all
companies directly or indirectly controlled by GIVA including Forgiatura Vienna, Valvomeccanica and Nuova Breda (collectively, the "GIVA Group"), of the one part, and the Company, De Martin (sometimes collectively referred to as the "Operating Companies") and the Holding Company, of the other part, have been offset against each other and the net balance of the offset has been paid by the debtor party to the creditor party, except that trade debts of the Operating Companies to companies of the GIVA Group have been excluded from said offset, with the understanding that they will be paid in accordance with their respective terms; and

		(d)	all intercompany agreements, contracts,
undertakings and arrangements in existence between all the companies of the GIVA Group, as well as any other company in which
A. Vienna has a participation (with the only exception of the existing rent agreements between the Company and Immobiliare Danubio Srl ("Immobiliare Danubio") and La Valvomeccanica), of the one part, and the Holding Company, the Company and De Martin, of the other part, have been terminated by mutual agreement of the relevant parties thereto and neither party thereto has any further claim or action against the others; and

	F.	the parties desire to set out herein the definitive terms
and conditions for the sale and purchase of the Shares and of the Quota, now, therefore, in consideration of the mutual understandings and covenants contained herein Watts Europe, KF and the Designated
Company (as hereinafter defined), collectively referred to as "Buyers", Seller and Guarantors agree as follows.

ARTICLE 1 - RECITALS AND ANNEXES
	The recitals set out above and the Annexes attached hereto form an integral and substantive part of this stock purchase agreement (the "Agreement").

ARTICLE 2 - SALE AND PURCHASE OF THE QUOTA AND OF THE
SHARES
	Subject to the terms and conditions set out herein:
		(a)	the Company sells and transfers to the company
designated by Watts Europe prior to the date hereof (the "Designated Company"), which acquires and becomes transferee of, the Quota (the
"Sale and Purchase of the Quota");
		(b)	promptly after the Sale and Purchase of the Quota,
Seller sells and transfers to KF and Watts Europe, which accept and become transferee of, the Shares (the "Sale and Purchase of the
Shares") as follows:
			(i)	no. 36,135 (thirty-six thousand one hundred
thirty-five) ordinary Shares and no. 10 preference Shares,
corresponding to 99% (ninety-nine per cent) of the entire share capital of the Holding Company to KF; and
			(ii)	no. 365 (three hundred sixty-five) Shares,
corresponding to 1% (one per cent) of the entire share capital of the Holding Company to Watts Europe.

ARTICLE 3 - PRICES

	3.1	The price for the Quota has been jointly determined in
the amount of 510 (five hundred ten) million Italian Lire (the "Price for the Quota").
	The Price for the Quota is fixed and not subject to adjustment, without prejudice however to the representations and warranties of Seller concerning De Martin set out in the Agreement.

	3.2	Using the method of calculation previously agreed, the
price for the Shares has been jointly determined as follows:
		(a)	the total amount of 29,827, 193,801 (twenty-nine
billion eight hundred twenty-seven million one hundred ninety-three thousand eight hundred one) Italian Lire (the "Provisional Portion of the Price"), which has been calculated based on the balance sheet of the Company as of September 30, 1994 attached hereto as Annex 5
(the "Reference Balance Sheet") , it being specified that:
			(i)	the Reference Balance Sheet; and
			(ii)	the Provisional Portion of the Price have been
prepared in accordance with the criteria agreed between the parties set out in the schedule attached hereto as Annex 6 (the "Agreed
Criteria"); plus

		(b)	deferred and conditional amounts (the "Deferred
Portion of the Price") equal to:
			(i)	11.25% (eleven point twenty-five per cent) of
the portion of Net Product Revenues of the Company (as hereinafter defined) exceeding 60 (sixty) billion Italian Lire per annum, limited to a three-year period starting from January 1, 1995 and up to a total aggregate amount of 4,500 (four thousand five hundred) million
Italian lire, with the understanding that each amount possibly due by
Buyers hereunder shall be paid within 75 (seventy-five) days from the end of each of the calendar years 1995, 1996, 1997; and
			(ii)	15% (fifteen per cent) of the portion of Net
Product Revenues obtained in the aggregate by the Company in the calendar years 1995, 1996 and 1997 which exceeds 220 (two hundred twenty) billion Italian lire up to a total amount of 1,500 (one thousand five hundred) million Italian lire, with the understanding that the amount possibly due by Buyers hereunder shall be paid within March 15, 1998.
	For the above purposes, "Net Product Revenues" means gross revenues obtained by the Company from sales of products less indirect taxes on sales, duties, transport and insurance costs, discounts, allowances or returns.
	In the event that, on or before the date on which a Deferred
Portion of the Price is due by Buyers hereunder, an award is rendered in favour of Buyers pursuant to the arbitration provisions set out hereinafter, and any amounts due by Seller in accordance with such arbitration award have not been paid by Seller to Buyers, then said unpaid amount shall be deducted from the Deferred Portion of the Price.

	3.3	Buyer shall refrain from doing or procuring the Company
to do any actions or omissions mainly intended to circumvent or limit the effects of the provisions set out in the preceding sub-paragraph
3.2 (b) .

	3.4	The Provisional Portion of the Price is subject to
adjustment (the "Price Adjustment") in accordance with the provisions set out hereinafter.

	3.5	The obligation of Buyers to pay to Seller the Price
Adjustment, if any, is assisted by a bank guarantee issued by Credit Lyonnais Bank Nederland NV, Rotterdam, in favour of Seller for an amount equal to 15% (fifteen per cent) of the Provisional Portion of the Price, conforming to the text attached hereto as Annex 7 (the "Buyers I First Bank Guarantee").

	3.6	The obligation of Buyers to pay to Seller the Deferred
Portion of the Price is also assisted by a bank guarantee issued by Credit Lyonnais Bank Nederland NV, Rotterdam, in favour of Seller for an amount up to 6, 000, 000, 000 (six billion) Italian Lire (the "Buyers I Second Bank Guarantee") , conforming to the text attached hereto as Annex 8.

ARTICLE 4 - CLOSING

	4.1	on the date hereof (the "Closing Date"), immediately after
the execution of the Agreement, the following actions and
transactions are taken and accomplished:
		(a)	in Milano, at the offices of Mr. Giuseppe
Gasparrini, Notary Public, Via Manzoni, 20, Milano, at 11, 30 a.m.,
the Sale and Purchase of the Quota is made by means of execution by the Company and the Designated Company of a deed of sale
drawn up by notary in accordance with Italian law;
		(b)	in Amsterdam, at the offices of Clifford Chance,
Apollolaan, 171, 1077 Amsterdam, at 11:45 a.m., the Sale and
Purchase of the Shares is made by due delivery of the share
certificates in respect of the Shares from Seller to Buyers in accordance with Dutch law;
		(c)	Buyers (pro-quota between them) pay to Seller 90%
(ninety per cent) of the Provisional Portion of the Price (the "Amount
Paid at Closing") by bank wire transfer to the bank accounts indicated by the selling party;
		(d)	Buyers deliver to Seller the Buyers' First Bank
Guarantee and the Buyers' Second Bank Guarantee;
		(e)	Seller delivers to KF a bank guarantee issued by
ABN-Amro Bank Nederland NV, in favour of KF, conforming to the text attached hereto as Annex 9 (the "Seller's Bank Guarantee") , for an amount equal to 15% (f if teen per cent) of the Amount Paid at
Closing (subject to a possible reduction as per separate written understandings), to guarantee payment of indemnifications, if any, due by Seller to Buyers in accordance with the provisions set out hereinafter, with the understanding that the rights of Buyers under the Seller's Bank Guarantee shall be without prejudice to, and not in limitation of, the rights of Buyers deriving from the Agreement;
		(f)	having all the directors and statutory auditors, if
any, of the Holding Company, the Company and De Martin,
submitted their written resignations effective as of the Closing Date, without costs for the Holding Company, the Company and De Martin, the Shareholders Meetings of the Holding Company, the Company
and De Martin appoint new directors and statutory auditors, where necessary, to replace the resigning directors and statutory auditors in accordance with the written instructions given by Buyer prior to the date hereof; and
		(g)	the following additional agreements, contracts or
undertakings (the "Additional Agreements") are executed by all the relevant parties thereto:
			(i)	non-competition and non-disclosure
undertakings by A. Longhi to the Company;
			(ii)	employment contract between a company
controlled by Watts Europe and R. Bartolena and a letter relating thereto;
			(iii)	letter-agreement between the Company and
BM International Srl ("BMI"), providing inter alia for termination by mutual consent of the existing Agency Agreement, three-years noncompetition and ten-years non-disclosure undertakings by BMI;
and
			(iv)	letter-agreement between Forgiatura Vienna
and the Company, concerning supplies of forgings by Forgiatura
Vienna to the Company.

	4.2	Within 7 (seven) days from the Closing Date Buyers shall
procure that the Designated Company pays to the Company the Price for the Quota.

ARTICLE 5 - OUTSTANDING BANK GUARANTEES

	5.1	Starting from the Closing Date, Buyers shall indemnify
and keep Seller and/or the other companies of the GIVA Group harmless from any damages, costs or expense deriving from or connected with the enforcement by creditors of the Company or De Martin of any outstanding guarantees or similar undertakings issued or procured by Seller and/or other companies of the GIVA
Group in the interest of either the Company or De Martin and in favour of creditors of the same as listed in the schedule attached hereto as Annex 10 (the "Outstanding Guarantees in Favour of
Creditors of the Operating Companies").
	Buyers also undertakes to endeavour to obtain, in co-operation with Seller and as soon as practicable after the Closing Date, the full release of Seller and/or other companies of the GIVA Group having issued or procured Guarantees in Favour of Creditors of the Company or De Martin from any obligations deriving to them from said Outstanding Guarantees in Favour of Creditors of the Operating Companies.

	5.2	Starting from the Closing Date, Seller shall indemnify
and keep Buyers, the Holding Company and the Operating
Companies harmless from any damage, cost or expense deriving from or connected with the enforcement by creditors of companies of the GIVA Group of any outstanding guarantees or similar undertakings issued or procured by the Company in favour of creditors of any company of the GIVA Group as listed in the schedule attached hereto as Annex 11 (the "Outstanding Guarantees issued by the Company in Favour of Creditors of Companies of the GIVA Group").
	Seller also undertakes to endeavour to obtain, as soon as practicable after the Closing Date, the full release of the Company from any obligations deriving to from the Outstanding Guarantees issued by the Company in Favour of Creditors of Operating
Companies of the GIVA Group.

ARTICLE 6 -   ADJUSTMENT OF THE PROVISIONAL PORTION OF THE PRICE AND
	            	DEFERRED PORTION OF THE PRICE

	6.1	Within 75 (seventy-five) days from the Closing Date (the
"Term"):
		(a)	for the purpose of the Price Adjustment Seller
shall, in cooperation with Buyers and the company and with the assistance of Deloitte & Touche s.n.c., Milano, designated by Buyers and of a public accountant designated by Seller, draw up the balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") using the Agreed Criteria; and
		(b)	the adjusted price for the Shares (the "Adjusted
Price") shall be calculated based on the Closing Balance Sheet always using the Agreed Criteria.

	6.2	The amount equal to the difference between the Amount
Paid at Closing and the Adjusted Price (the "Adjustment") shall be due by Buyers (proquota) to Seller or by Seller to Buyers (always pro-quota), as the case may be, and payable as provided for hereinafter.

	6.3	In the event that, within the Term, Seller and Buyers do
not agree on the Closing Balance Sheet or on whether or not the Adjustment is due or on the amount thereof, the matter will be promptly submitted by Seller or Buyers to Reconta Ernst & Young s.a.s., Milano (the "Expert") .

	6.4	The Expert will be required to communicate its
determination within 20 (twenty) business days in writing at the same time to Seller and Buyers. The determination of the Expert shall be final and binding.

	6.5	If the Adjustment is agreed between Seller and Buyers or
determined and communicated by the Expert as provided for above, then Seller or Buyers, as the case may be, shall make payment within 7 (seven) working days from the date of the agreement between Seller and Buyers or from receipt of the communication by the Expert as the case may be, by bank wire transfer to the bank account to be indicated in a timely manner by the relevant party.

	6.6	Buyers shall procure that the Company as soon as
practicable after the end of the calendar years 1995, 1996 and 1997 communicates the data required to calculate the Deferred Portion of the Price and shall make payment of the relevant amounts due to Seller, if any, in accordance with the provisions of paragraph 3.2 above.

	6.7	In the event that, within the date on which a payment, if
any, of a Deferred Portion of the Price is due, Seller and Buyers do not agree on whether or not a payment of Deferred Portion of the Price is due by Buyers to Seller or on the amount thereof, the matter will be promptly submitted by Buyers or Seller to the Expert for final determination applying the provisions of paragraphs 6.4 and 6.5 above.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

	7.1	Seller and Guarantors hereby jointly and severally
represent and warrant each of the statements set out in Annex 12 and in the schedules annexed thereto (the "Representations and Warranties") , with the understanding that the Representations and Warranties will survive the transfer of the Quota and the transfer of the Shares in accordance with the provisions set out hereinafter.

	7.2	Any due diligence investigations made by Buyer or
disclosures made by Seller or Guarantors to Buyers prior to the date hereof do not limit the Representations and Warranties or affect the rights of Buyers under the Agreement in any manner whatsoever.

ARTICLE 8 - INDEMNIFICATION

	8.1	Seller and Guarantors shall be jointly and severally liable
to indemnify and hold Buyers, the Company and De Martin harmless from and against any liability, claim or damage arising from or otherwise connected with any material breach of this Agreement, and in particular of the Representations and Warranties, or any
contingent liability arising from or otherwise connected with facts, acts or omissions of Seller, the Holding Company or the Operating
Companies occurred before the Closing Date, except only for:
		(a)	liabilities of the Company:
			(i)	reflected in the Reference Balance Sheet; or
			(ii)	incurred in the ordinary course of business
since the date of the Reference Balance Sheet until the Closing Date;
or
			(iii)	already taken into account for the purpose of
the Price Adjustment; or
		(b)	liabilities of De Martin reflected in its December 31,
1993 balance sheet or incurred in the ordinary course of business since that date and until the Closing Date.

	8.2	Any indemnification by Seller and/or Guarantors
pursuant to the preceding paragraph (the "Indemnification") shall be deemed a reduction of the Adjusted Price.

	8.3	Without prejudice to other provisions of the Agreement,
in the event that Buyers become aware of facts that could give rise to a claim to Seller concerning environmental matters, Buyers shall inform Seller and Guarantors as soon as possible with a view to permit Seller to carry out remedial actions to minimize damage.

ARTICLE 9 - THIRD PARTY IS CLAIMS

	9.1	Buyers shall give promptly notice to Seller of any third
party Is claim against the Holding Company or the Operating
Companies (the "Third Party's Claim") which may result in a claim by Buyers pursuant to the Agreement.

	9.2	Within 30 (thirty) days from the above communication of
the Buyers, Seller shall communicate to Buyers its decision whether it intends to defend such Third Party Is Claim or not.

	9.3	If Seller decides to defend the Third Party's Claim:
		(a)	Buyers shall permit Seller to defend such Third
Party' s Claim in the name of the Holding Company, the Company or
De Martin, as the case may be, through counsel selected and paid by
Seller and acceptable to Buyers; and
		(b)	Seller shall request its counsel to consult and fully
cooperate at all times in such defence with counsel designated and paid by Buyers or the Holding Company, the Company or De Martin.

	9.4	If Seller decides not to defend the Third Party's Claim or
if Seller fails to communicate its decision pursuant to paragraph 9.2 above, Buyers and the Holding Company, the Company or De Martin, as the case may be, shall be free to defend, settle or compromise, in whole or in part, such Third Party's Claim, it being understood and agreed that all expenses connected therewith shall be part of the relevant Buyers claim.

	9.5	In all cases Seller and Buyers shall cooperate in good
faith in the defence or settlement of the Third Party's Claims, taking into account their respective interests as well as those of the Holding Company, the Company or De Martin.

ARTICLE 10 - LIMITATIONS

	10.1	In order for a claim under the Agreement (a "Claim") to
be validly made, Buyers shall have to give notice in writing to Seller and Guarantors:
		(a)	with respect to any Claim concerning taxes, duties,
labour, social security or environmental matters before the expiration of a period of 6 (six) years from the Closing Date; or
		(b)	with respect to any Claim concerning matters other
than those referred to under (a) above, before the expiration of a period of 3 (three) years from the Closing Date.

	10.2	The Indemnification possibly due by Seller or Guarantors
in accordance herewith shall be limited to a maximum amount equal to the amount of the Adjusted Price plus any amount paid by Buyers as Deferred Portion of the Price.

ARTICLE 11 - BOARD OF DIRECTORS OF THE COMPANY

	11.1	Seller and Buyers shall procure that, in the years 1995,
1996 and 1997, A. Vienna (or another person designated by Seller) is at all times a member of the Board of Directors of the Company, the other being persons appointed upon designation by Watts Europe.

	11.2	During the above mentioned three-year period:
		(a)	Watts and Buyers undertake not to interfere in the
      sales policy of the Company as established by its Board of Directors;
		(b)	the Board of Directors shall not delegate to
      A. Vienna operating powers; and
		(c)	the Board of Directors will convene at least three times per year.

ARTICLE 12 - LEASE CONTRACTS

	12.1	Seller and Guarantors warrant that, until August 31,
1995, the Company shall have the right to continue to use the plants and offices presently used at Mazzo di Rho and Nerviano, under the lease contracts currently in force (the "Existing Lease Contracts")
upon their respective contractual terms and conditions, except that the Existing Lease Contracts shall, as of the Closing Date, be amended to provide that:
		(a)	ordinary maintenance will be for the account of the
Company, while extra-ordinary maintenance will be for the account of the owner; and
		(b)	costs for insurance against fire shall be for the
account of the Company.

	12.2	Guarantors further undertake to provide to the
Company, and Buyers shall cause the Company to enter into, a new lease contract and an option (the "Option") to obtain lease of an additional industrial building (collectively, the Lease Contracts") in accordance with the following agreed scheme:
		(a)	Guarantors shall procure that the owner of the
New Plant and Offices (as hereinafter defined) gives the Buyer 90
(ninety) days prior written notice that the same are available for lease to the Company and Buyer shall procure that, within 30 (thirty) days from receipt of said notice, the Company provides to the owner the lay-out of the production facilities to be installed at the care and expense of the Company at the New Plant, including a detailed description of the location of main equipment, electric and other connections and any other data as required to permit the normal operation of the New Plant as of the effective date of the relevant lease contract (the "First New Lease Contract");
		(b)	the object of the New First Lease Contract will be:
			(i)	a new 12,000 (twelve thousand) square
meters plant in finished conditions and ancillary land at Nerviano
(the "New Plant") ;
			(ii)	the 1,588 (one thousand five hundred
eighty-eight) square meters of existing offices and ancillary services at Nerviano (the "Offices") ; and
			(iii)	2,800 (two thousand eight hundred) square
meters of existing industrial buildings at Mazzo di Rho, all as better described in the schedule attached hereto as Annex 13;
		(c)	the rent to be provided for in the New First Lease
Contract shall be 1.3 (one point three) billion Italian Lire in the aggregate;
		(d)	the New Plant and Offices at Nerviano shall be
available by August 31, 1995, so that the First Lease Contract may be effective from September 1, 1995 at the latest, with the
understanding that should the First New Lease Contract not be effective, for any reason, by September 1, 1995, the Company shall be entitled to continue to use the plants and offices object of the
Existing Lease Contract at the same terms and conditions until the
First Lease Contract becomes effective, without prejudice to any other right or remedy of Buyers hereunder;
		(e)	the Option will be exercisable by the Company
within one year from the Closing Date and if it is exercised:
			(i)	Guarantors shall procure that an additional
3,000 (three thousand) square meters industrial building conforming to the specifications set out in the schedule attached hereto as Annex
14 (the "Expansion") is constructed at Nerviano adjacent to the New
Plant; and
			(ii)	the Expansion shall be leased to the
Company within I (one) year from the date of exercise of the Option pursuant to a lease contract (the "Second New Lease Contract")
providing for a rent of 400 (four hundred million) Italian Lire per year;
		(f)	the Lease Contracts shall inter alia provide that:
			(i)	ordinary maintenance shall be for the
account of the Company;
			(ii)	extraordinary maintenance for the account of
the owner;
			(iii)	the Company shall at its expense insure the
real estate leased against fire for a value of 15 (fifteen) billion Italian Lire, subject to yearly revision at the request of the Company, designating the owner as beneficiary;
			(iv)	taxes shall be paid by the party responsible
for such tax under applicable provisions of law and, if no provision exists, then by Immobiliare Danubio;
		(g)	the Lease Contracts shall have a term of 6 plus 6
years, as per law, provided that the owner and the Company shall be entitled to terminate them not before the expiry of the first six-year period or, in case of renewal, not before the expiry of the second six-year period, with the understanding that, if the Company exercises the Option and does not renew the First New Lease
Contract having decided to relocate its industrial activity and related offices, the relevant parties shall terminate by mutual agreement the Second New Lease Contract effective as of the same date of termination of the First New Lease Contract.

	12.3	The Guarantors further warrant that:
		(a)	all existing polychlorinated biphenols ("PCB")
transformers will at the care and expense of the owner thereof be removed from the New Plant, in accordance with applicable
environmental laws and regulations, as a condition precedent for the
First Lease Contract to enter into force, with the understanding that replacement with non-PCB trans formers will be at the care and expense of the Company;
		(b)	at the execution of the First New Lease Contract,
the owner of the plants and offices presently used by the Company at
Mazzo di Rho will accept termination of the Existing Lease Contracts, without any burden upon the Company; and
		(c)	Buyers will have the first refusal right to purchase,
directly or through the Company or another designee, the New Plant, Offices and the Expansion, if any, in the event any third party makes an offer to buy the same during the term (or renewal thereof) of the Lease Contracts; in such event, Seller shall give written notice to Buyers and they will have a period of 30 (thirty) days to indicate whether or not they intend to exercise such first refusal right.

	12.4	Watts guarantees payments by the Company under the
Existing Lease Contracts, the First New Lease Contract and the
Second New Lease Contract, if any, in accordance with the terms set out in a separate letter delivered at the Closing Date to Immobiliare Danubio.

ARTICLE 13 - NON-COMPETITION AND NON-DISCLOSURE

	13.1	GIVA, acting also in the name and on behalf of all other
companies of the GIVA Group and A. Vienna acting also in the name and on behalf of all companies directly or indirectly controlled by him, hereby undertake not to compete directly or indirectly for a period of 3 (three) years from the Closing Date with the Company, the Buyers, Watts or other Watts affiliates in the design, manufacture, development, distribution, marketing or sales of any product or data related to ball and gate valves for the oil and gas market in the countries listed in the schedule attached hereto as Annex 15, without the express written consent of Watts, which shall be in its sole discretion, exception made for the production of plug valves ("valvole a maschio") manufactured by La Valvomeccanica.

	13.2	GIVA, acting also in the name and on behalf of all other
companies of the GIVA Group and A. Vienna, acting also in the name and on behalf of all companies directly or indirectly controlled by him, further undertake for a period of 10 (ten) years from the Closing Date to keep strictly secret, not to disclose to third parties and not to use, directly or indirectly, any and all confidential data and information, including confidential data and information of commercial nature, relating to the Company, Buyers, Watts or other
Watts affiliates or their respective activities.

ARTICLE 14 - TAXES AND EXPENSES

	14.1	No broker's or finder's fee is to be paid in connection with the transactions contemplated herein.

	14.2	The costs, including notarial fees and taxes, for the Sale
and Purchase of the Quota shall be for the account of the Designated Company and the costs, including notarial fees and taxes for the Sale and Purchase of the Shares shall be for the account of Seller.

	14.3	The costs connected with the intervention of the Expert,
if any, shall be equally shared between Seller, of the one part, and Buyers, of the other part.

	14.4	Seller and Buyers shall each bear all their costs and
expense in connection with the negotiation and consummation of the transactions contemplated herein, including fees due to their own financial and other advisors and consultants and costs and expense connected with instrumental activities or transactions undertaken with a view to enter into the transactions contemplated herein, and shall indemnify the other against any claim by third parties relating to such costs, fees and expense.

ARTICLE 15 - ENTIRE AGREEMENT - AMENDMENTS

	15.1	The Agreement and the Additional Agreements merge and
supersede any prior written or verbal understandings between the parties in connection with the subject matters thereof.

	15.2	The Agreement prevails over any deed or form executed
in accordance herewith to effect the Sale and Purchase of the Quota and the Sale and Purchase of the Shares.

	15.3	Any amendments or supplements to the Agreement or
the Additional Agreements shall only be valid and effective if in writing and duly executed by all parties thereto.

ARTICLE 16- SEVERABILITY

	Should one or more provisions contained herein be invalid or unenforceable under the applicable provisions of law, such provisions shall be severed from the Agreement and the parties shall in good faith negotiate and agree to replace such provisions with other(s) having the same economic effect to the maximum extent as permitted by the law.

ARTICLE 17- CONFIDENTIALITY

	17.1	Each party shall keep the contents of the Agreement
strictly confidential, except for disclosures to legal consultants and auditors or disclosures required by provisions of laws or regulations applicable to each of the parties.

	17.2	The originals pertaining to Buyers, Watts and the
Company shall be kept in their files at the European or U.S. headquarters and photocopies will be made and delivered only in accordance with the provisions of the preceding paragraph 17.1.

ARTICLE 18 - GUARANTORS

	18.1	Guarantors execute the Agreement to guarantee
to Buyers the full and faithful performance of all the obligations assumed herein by Seller, the Holding Company and BMI.

	18.2	Watts, represented by Mr. Michael 0. Fifer duly
empowered by the Board resolution copy of which is attached hereto as Annex 16, executes the Agreement in so far as it is concerned, to guarantee to Seller the full and faithful performance of all obligations assumed herein by Buyers.

ARTICLE 19 - SUCCESSORS AND ASSIGNEES

	19.1	The Agreement is binding on the parties and their
respective successors in business.

	19.2	Neither party shall assign the Agreement or rights and
obligations deriving from the Agreement to a third party, without first obtaining the written consent of the other parties.

ARTICLE 20 - NOTICES

	20.1	Any notice or communication by one party to the other
parties in connection with the Agreement shall be in writing and delivered in person or sent by registered letter and telefax as follows:
	if to Seller:	Philabel International N.V.
			22, Julianaplein
			Curagao (Netherlands Antilles)
			telefax: (599) 9617879
			Attention: EquityTrust (Curacao) NV

	if to Guarantors, to their common representative A. Vienna:

			Mr. Antonio Vienna c/o Studio Beretta
			Via Archimede, 57
			Milano
			telefax: (2) 70124648

	if to Buyers:	Watts Industries, Inc.
			815 Chestnut Street
			North Andover, Massachusetts 01845
			telefax: (508) 6882976
			Attention: Corporate Counsel

			Watts Industries Europe BV
			Kollergang 14
			6961 LZ Eerbeek
			(the Netherlands)
			telefax: (31) 833854192
			Attention: C.F.O.

	20.2	Notices delivered in person shall be effective immediately.
Notices sent by telefax shall be effective immediately if sent on a business day or, if not, on the first subsequent business day. Notices sent by registered letter shall be effective upon receipt, unless the letter confirms a previous notice by telefax.

ARTICLE 21 - COUNTERPARTS

	The Agreement has been drawn up in seven counterparts one for each party, each of which is an original and all of which constitute one and the same document.

ARTICLE 22 - GOVERNING LAW

	The Agreement shall be governed by, and construed in accordance with, Italian substantive law.

ARTICLE 23 - CONTROVERSIES

	23.1	In the event of any dispute arising between the parties
howsoever in connection with the Agreement the parties shall endeavour in good faith to settle such disputes amicably.

	23.2	Should the parties be unable to reach an amicable
solution, then any such dispute (including, but not limited to, those concerning validity, interpretation, breach, termination, prejudicial or competence matters) will be finally settled upon request by any party by a three members arbitration panel under the arbitration provisions of the Canton Zilrich, expressly excluding the application of Art. 176 et seq. of the Federal Law on Private International Law.

	23.3	Any party wishing to submit a dispute to arbitration
shall inform the other parties in dispute by registered letter. Within 15 (fifteen) days of receipt of such communication, the parties in dispute will by mutual agreement appoint three arbitrators, including the umpire. Failing agreement in whole or in part, the arbitrators) required to compose the arbitration panel shall be appointed, upon request by any party, by the President pro-tempore of the Tribunal of Commerce of the Canton Zilrich.

	23.4	The arbitration shall be held in Zurich in the English
language.

	23.5	Procedural rules shall be those set out in the March 27 -
August 27, 1969 "Concordat".  Substantive law shall be Italian law.

	23.6	The parties as of now waive deposit of the award and
notification through judicial authority pursuant to Art. 35.5 of the "Concordat".

	23.7	The arbitration award shall be rendered within 90
(ninety) days and shall be final and binding upon the parties.
	In witness whereof, the parties have caused the Agreement to be executed by their duly empowered representatives on the day and place first above written.

WATTS INDUSTRIES EUROPE BV


	By:/s/ Johan van Kouterik
		(Johan van Kouterik), Vice President


	KF INDUSTRIES EUROPE BV


	By:/s/ Michael O. Fifer
		(Michael O. Fifer), President


	PHILABEL INTERNATIONAL NV


	By:/s/ J.W.E. Moret
		(J.W.E. Moret),
Attorney-in-Fact


/s/ Antonio Vienna
	Mr. Antonio Vienna





	G.I.V.A. SpA


	By:/s/ Antonio Vienna
		(Antonio Vienna), Sole Director





and, in so far as they are concerned,

	WATTS INDUSTRIES, INC.


	By:/s/ Michael Fifer
		(Michael O. Fifer), Vice President



	PIBIVIESSE SpA


	By:/s/ Antonio Vienna
		(Antonio Vienna), President



LIST OF ANNEXES


Annex 1 	-	Powers of Watts Europe Is Representative

Annex 2	-	Powers of KF Industries' Representative

Annex	3	-	Powers of Seller Is Representative

Annex	4	-	Powers of GIVA's Representative

Annex	5	-	Reference Balance Sheet and Calculation of
          the Provisional Portion of the Price

Annex	6	-	Agreed Criteria

Annex	7	-	Form of Buyers I First Bank Guarantee

Annex	8	-	Form of Buyers' Second Bank Guarantee

Annex	9	-	Form of Seller Is Bank Guarantee

Annex	10	-	List of Outstanding Guarantees in Favour of
           Creditors of the Operating Companies

Annex	11	-	List of Outstanding Guarantees issued by
           the Company in Favour of Creditors of Companies of the GIVA Group

Annex 12	-	Representations and Warranties

			Schedule A	-	Patents
			Schedule B	-	Trademarks
			Schedule C	-	Patent Litigations
			Schedule D	-	Material Contracts
			Schedule E	-	List of personnel
			Schedule F	-	Special Terms of
Employment
			Schedule G	-	Insurance Policies
			Schedule H	-	Bank Accounts and Credit
Facilities
			Schedule I	-	Other Litigations

Annex 13	-	The New Plant

Annex 14	-	The Expansion

Annex 15	-	List of countries
Annex 16	-	Powers of Watts' Representative

                                Annex 9


Form of Seller's Bank Guarantee


To:	KF Industries Europe BV


___________, [Closing Date]


Guarantee no.:  ___________

Whereas:

	A.	on the date hereof, PHILABEL INTERNATIONAL NV (the
"Seller"), Mr. Antonio Viena and G.I.V.A. SpA (the "Guarantors"), of the one part, and WATTS INDUSTRIES EUROPE B.V. ("Watts
Europe") and KF INDUSTRIES EUROPE BV ("KF"), of the other part, entered into a stock purchase agreement (the "Agreement") having as object the sale from Seller to Buyers of 100% of the shares representing the entire share capital of PHILABEL NV (the "Holding Company"), which in turn owns 100% of the shares representing the entire share capital of Pibiviesse SpA, Mazzo di Rho, Milano;

	B.	the sale and purchase of the Holding Company
contemplated by the Agreement (the "Sale and Purchase") has been made on the date hereof (the "Closing Date");

	C.	the Agreement provides inter alia that the Seller assumes
the obligation to pay to Watts Europe and KF (collectively the "Buyers") certain indemnifications upon certain terms and conditions
(the "Indemnification");

	D.	the Agreement further provides that, to guaranty
payment of Indemnifications due to Buyers, if any, Seller has to deliver to KF at the Closing Date a bank guarantee, issued by a first class bank in favour of KF for the total amount of 4,026,671,163 (four billion twenty-six million six hundred seventy-one thousand one hundred sixty-three) Italian Lire; and

	E.	the Agreement also provides that all disputes arising in
connection with the Agreement shall be finally settled by arbitration under Italian law in accordance with the Swiss rules of civil procedure, now, therefore,
on order of Seller the undersigned ________ (the "Bank"), represented by ______, hereby irrevocably issues this guarantee for the total amount of 4,026,671,163 (four billion twenty-six million six hundred seventy-one thousand one hundred sixty-three) Italian Lire in favour and to the benefit of KF to guaranty payment to Buyers of
Indemnifications, if any.
	On _______, 1997 the total amount of this guarantee shall be automatically reduced from 4,026,671,163 (four billion twenty-six million six hundred seventy-one thousand one hundred sixty-three)
to 2,013,335,581 (two billion thirteen million three hundred thirty-five thousand five hundred eighty-one) Italian Lire, unless the
Bank has received prior to such date of ________ 1997 a written communication by KF (the "KF's Communication") stating that a claim or claims of Buyers with respect to Indemnifications is or are pending.
	Accordingly, the undersigned Bank irrevocably undertakes to
immediately pay to KF any amount -- up to the said maximum
amount of 4,026,671,163 (four billion twenty-six million six hundred seventy-one thousand one hundred sixty-three) Italian Lire, as it may be reduced as above to 2,013,335,581 (two billion thirteen million three hundred thirty-five thousand five hundred eighty-one) Italian
Lire -- which may be due to Buyers as resulting from a written statement signed by KF and Seller or pursuant to an arbitration award rendered under the Agreement and as indicated in such
arbitration award, upon receipt by our bank of a written request of payment by KF accompanied by an original of the above statements signed by Buyers and Seller or a certified copy of said arbitration award, as of now waiving the right to request that KF or Buyers first bring action against Seller and/or Guarantors and any other possible exception and notwithstanding any possible opposition by the Seller,
Guarantors or anybody else.
	This guarantee may be enforced one or more times, up to the
said maximum amount of 4,026,671,163 (four billion twenty-six million six hundred seventy-one thousand one hundred sixty-three)
Italian Lire, as it may be reduced as above to 2,013,335,581 (two billion thirteen million three hundred thirty-five thousand five hundred eighty-one) Italian Lire, and within the limit of the amount of this guarantee which remains outstanding after any previous payment made by the Bank to KF under this guarantee.
	This guarantee shall be valid until six years from the Closing
Date (the "Term"), provided that, in the event that prior to such Term
KF has delivered to the Bank a written communication stating that an arbitration proceeding is pending under the Agreement ("KF's
Arbitration Communication"), accompanied by a certified copy of the request for arbitration made by any part to the Agreement, then the validity of this guarantee shall automatically extend until the expiration of the thirtieth day after the date on which the arbitration award has been rendered in the above arbitration proceeding (the
"Extended Term").
	Upon expiration of Term, or of the Extended Term in the event of pending arbitration, as the case may be, should this Bank have not received any request of payment of this guarantee by KF in the manner set forth herein, then this guarantee shall cease to have any effect, irrespective of whether or not the original counterpart is returned to the Bank.
	Any communication by the Buyers to the Bank contemplated in
this guarantee will be made by means of registered letter sent by mail or hand delivered.
	This guarantee shall be governed by and interpreted according to Italian law.

                                                        						Bank

                               Annex 12


Representations and Warranties

	The Representations and Warranties of Seller and Guarantors are as set forth hereinafter.

	A.	With respect to the Holding Company

		(a)	Good standing
	The Holding Company is a company duly organized, validly existing and in good standing under the laws of the Netherlands.

		(b)	By-laws and Corporate Records
	Correct and complete copy of the Bylaws of the Holding
Company has been delivered to Buyers prior to the date hereof.

		(c)	Shares
	Seller has full legal title to the Shares and full right, power and authority to sell, transfer and deliver the Shares to Buyers.
	The Shares have been duly and validly is sued, are fully paid up and represent 100% (one hundred per cent) of the issued and outstanding share capital of the Holding Company.The Shares are free and clear of any pledges, liens, encumbrances, restrictions or commitments and of any rights of third parties.
	There are no other shares or bonds issued by the Holding
Company, as well as no outstanding options, warrants or any other rights of third parties to purchase or otherwise acquire shares or bonds, whether issued or not, of the Holding Company or a share in the profits of the Holding Company and no depository receipts have been issued.
	The share certificates in respect of the Shares delivered by Seller to Buyers at the Closing Date are valid, represent the totality of the Shares and delivery thereof by Seller to Buyers vests in Buyers legal and beneficial title to the Shares.

		(d)	Assets and Liabilities
	The Holding Company is a company having as its main asset a participation consisting in 100% of the shares representing the entire share capital of the Company. The Holding Company has no actual or contingent liabilities (apart from its share capital and an amount due for taxes and duties, including corporate tax, which amount is fully covered by cash at hand) and no obligations or commitments of any kind, either contractual or otherwise, to any third party.

		(e)	Compliance with Laws
	The Holding Company has complied with and is not in default under or in violation of any law, statute, rule, regulation, ordinance, code, license, permit, authorization or other provisions applicable to it, including in particular those concerning tax and environmental matters.

	B.	With respect to the Operating Companies

		(a)	Title to the Company's Shares and to the Quota
	The Holding Company has full legal title to the Company's shares and full right, power and authority to sell, transfer and deliver them to Buyers.The Company has full legal title to the Quota and full right, power and authority to sell and transfer the Quota to the Designated Company.

		(b)	Shares and Quota
	The Company Is shares have been duly and validly issued, are fully paid up and represent 100% (one hundred per cent) of the issued and outstanding shares of the Company. The Company's shares are free and clear of any pledges, liens, encumbrances, restrictions or commitments and of any rights of third parties. There are no other shares, or bonds issued by the Company, as well as no outstanding options, warrants or any other rights of third parties to purchase or otherwise acquire shares or bonds of the Company.
	The Quota is fully paid up and constitutes 80% (eighty per cent) of the entire share capital of De Martin. The Quota is free and clear of any pledges, liens, encumbrances, restrictions or commitments and of any rights of third parties. The Company is not party to any shareholders' agreement or any other agreement with the Minority Shareholders of De Martin.

		(c)	Bylaws and Corporate Records
	Correct and complete copy of the updated Bylaws of the operating Companies have been delivered to Buyers prior to the date hereof.The corporate records of the Operating Companies are regularly kept and all minutes of the shareholders and the board of directors meetings have been entirely and regularly recorded therein.

		(d)	Good standing
	Each of the Operating Companies is a company duly organized, validly existing and in good standing under the laws of Italy, has full right and authority to own its property and to carry on its business as now conducted and has all legal permits, licenses and any other authorizations required to own and operate its assets, and to engage in its business as presently conducted. There are no pending or threatened conditions or events regarding the continued use of the facilities owned or leased by the operating Companies at the present operating locations.

		(e)	Compliance with Laws
	Each of the Operating Companies has complied with and is not in default under or in violation of any law, statute, rule, regulation, ordinance, code, license, permit, authorization or other provisions relating to it or its properties and assets or applicable to its business or products, including in particular, but, not limited to, those concerning tax, social, labor, environmental, health and security, and building matters.

		(f)	Reference Balance Sheet
	The Reference Balance Sheet has been prepared in accordance with the law and accounting principles generally accepted in Italy, as well as with the Agreed Criteria, and are true, real and correct and fairly present the financial position of the Company and the situation of its business as of the date thereof, its assets and liabilities and the results of its operations. The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except
(i) to the extent specifically set forth in the Reference Balance Sheet; or (ii) normal liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet and until the Closing
Date.

		(g)	Balance Sheets
	The approved balance sheets of the Operating Companies as at December 31, 1993, copies of which have been delivered to Buyers prior to the date hereof, have been prepared in accordance with the law and accounting principles generally accepted in Italy, and are true, real and correct and fairly present the financial position of the Company and the situation of its business as of the date thereof, its assets and liabilities and the results of its operations.
	De Martin has no liabilities or obligations, either accrued, absolute, contingent or otherwise not reflected in its balance sheet as at December 31, 1993, except normal liabilities incurred in the ordinary course of business since the date of its approved balance sheet for the year 1993 and until the Closing Date. There are no adverse changes in the financial and economic situation of De Martin at the Closing Date with respect to its financial and economic situation at December 31, 1993.

		(h)	Conduct of Business
	From September 1, 1994 and until the Closing Date the
Company has conducted its business in the normal and regular course which includes, without limitation:
			(i)	no payment of dividends or other
distribution to shareholders;
			(ii)	no issuance or redemption of capital stock of
the Company or options or rights to purchase stock of the Company;
			(iii)	no agreements for any transaction or series
of related transactions having an aggregate value in excess of 200
(two hundred) million Italian lire, except for ordinary product sales;
			(iv)	no agreements to borrow or lend any amount
of money or to guarantee any obligations; and
			(v)	no material change in management or
personnel nor in personnel policies, practices or remunerations, and Seller has not encumbered or granted any rights with respect to the assets of the Company.

		(i)	Interest in Other Entities
	The Company has no subsidiaries and does not own, directly or indirectly, any interest or investment in any corporation, partnership or other entity, except for the participation in De Martin described in the Agreement. De Martin has no participations.

  (j)	Title to Properties and Assets
	The Operating Companies own outright and have full legal title to all properties and assets reflected in the Reference Balance Sheet, as far as the Company is concerned, and in the balance sheet as at December 31, 1993, as far as De Martin is concerned, as being owned by it, respectively. All such properties and assets owned by the Operating Companies constitute all assets required to conduct business as currently conducted and are subject to no liens, pledges, mortgages, encumbrances, reservations of ownership of any kind.

(k)	Conditions of Fixed Assets
	All real property and other fixed assets used by the Operating Companies conform to applicable laws and regulations. All required licenses, permits and other authorizations required for the operation of the Operating Companies' business as presently conducted are in full force and effect.
	All machinery and equipment used by the Operating
Companies are in good operating conditions, except for ordinary wear and tear.

		(l)	Inventories
	The inventories of raw materials, supplies,work in process and finished goods reflected in the Reference Balance Sheet as well as those acquired after the date thereof are properly valued and recorded in accordance with accounting principles generally accepted in Italy as well as with the Agreed Criteria and consist of items usable and saleable in the ordinary course of business, and are not obsolete, except as otherwise set forth in the Reference Balance Sheet, or in the books of account of the Company.
	The same applies to De Martin, with reference to its approved balance sheet as at December 31, 1993.

		(m)	Credits
	All accounts, notes receivable and other credits of the Operating Companies created until the Closing Date, have arisen from bona fide transactions, are valid, genuine and collectible at their respective maturity dates.

		(n)	Industrial Property Rights
	Each of the Operating Companies owns or has licenses or other rights to use all patents, patent applications, inventions, trademarks, trade names, copyrights, trade secrets and know how presently used, related to, or necessary for its business as presently conducted. The patents and patent applications of the Operating Companies are listed in Schedule A attached hereto. The Trademarks and trademarks applications of the Operating Companies are listed in Schedule B attached hereto.No proceedings or claims for infringement of any rights of a third party has been received, is pending or is known to be threatened against the Operating
Companies and none of the Operating Companies products infringes any rights of third parties, except for the litigations described in Schedule C attached hereto, with the express understanding that Seller and Guarantors shall keep harmless and indemnify the Company from any and all costs, expenses, (including legal fees) and damages deriving from, or connected with, said litigations described in Schedule C.

		(o)	Taxes
	Each of the Operating Companies has filed for correct amounts with the appropriate authorities all tax declarations required by law to be filed. No tax requests, claims or proceedings are pending or, to the best knowledge of Sellers, threatened against the operating Companies. All taxes, including those related to the Sale and Purchase of Certain Participations, which are due and payable by the Operating Companies until the Closing Date have been paid or adequately reserved for, as the case may be. Notwithstanding anything to the contrary hereinabove, Seller and Guarantors will not have any liability for direct taxes due by the Company in connection with the Sale and Purchase of the Quota.

		(p)	Compliance with Environmental, Health and Safety
Legislation
	Each of the Operating Companies does not violate nor has violated any environmental, health or safety rules currently in force. All necessary licenses, permits, approvals and authorizations for the performance of the activity carried out by the operating Companies, and particularly building permits and operating licenses granted by competent authorities, are in full force and effect and Sellers and the Operating Companies have not been informed or have no knowledge of any reason why any of these permits should be suspended, cancelled, revoked or not renewed. The Operating Companies have made all investments necessary to maintain the business in compliance with said permits, licenses, authorizations and approvals, as well as with applicable environmental health and safety rules.
	Each of the Operating Companies has paid until the Closing
Date all duties, levies, taxes and fees, if any, especially those concerning the waste disposal or water discharges, as well as all other duties, levies or taxes imposed on the activity of the Companies.
	Each of the Operating Companies has satisfied its obligations, if any, of keeping books and registers that are mandatory under environmental legislation and has made all filings required by law.
	No inspections have been made by governmental agencies during the last five years from which any liability has been assessed against or paid by the Operating Companies or their directors and there are no other open inspections pending resolution.
	Each of the Operating Companies has received no notice or has no knowledge after due inquiry, that any toxic or hazardous substances, solid waste or any other pollutants, contaminants or chemicals, as regulated by the applicable laws, which they have disposed of, or arranged for the disposal of, have been found at any site where there exists a release or a threatened release of those substances.
	None of the properties owned or leased by the Operating Companies has been used by any of them for the handling, processing, treatment, storage or disposal of hazardous substances other than in the conduct of the Operating Companies' operations in accordance with applicable laws. All wastes have been disposed of in accordance with applicable laws and regulations.
	There have been no releases of toxic or hazardous substances by the Operating Companies outside or into properties owned or leased by the Operating Companies or, to the best of Seller's knowledge, by others into properties owned or leased by the Operating Companies.
	Any charges, costs and expenses deriving from, or connected with said releases or waste disposals offsite or any soil or groundwater contaminations that occurred before the Closing Date will be borne by Seller until the time period for a Claim by Buyers concerning environmental matters has expired pursuant to the Agreement.
	Without limitation to the foregoing and with regard to underground tanks existing at facilities owned or leased by the operating Companies, it is stipulated that, should applicable provisions of law or orders of authorities require removal, or anyhow prudent in the reasonable business judgment of an owner with a long term perspective of owning and operating the business, upgrading, decontamination or any other remedial actions, including with regard to contamination of soils and/or groundwater, any charges, costs and related expenses shall be for the account of Seller.

	(q)	Material Contracts
	The contracts, agreements or other contractual engagements whether written or verbal presently in force with the Operating
Companies, which are material for the Operating Companies (i.e.
having either a value exceeding 150 (one hundred fifty) million Italian lire or a term exceeding 1 (one) year, as well as all the consultancy agreements (the "Contracts") are listed or (if verbal) fully described in Schedule D attached hereto.Each of the Operating Companies is not in breach under any of the contracts, agreements or other contractual engagements to which it is a party.

		(r)	Penalties for Late Deliveries
	Penalties due by the Operating Companies for late deliveries of products ordered by clients before the Closing Date shall not exceed 500 (five hundred) million Italian Lire, excluding from calculation penalties already paid by the Operating Companies before the date of the Closing Balance Sheet.

		(s)	Cancellation of Contracts
	Except for the Supply Agreement dated August 31, 1994 between Shell U.K. Exploration and Production and the Company, there are no Contracts having clauses which give the right to the respective counterparts to cancel such Contracts and/or to be entitled to receive any compensation or modify the terms thereof (including payment and/or restitution terms) , because of the Transfer.

		(t)	Employees and Managers
	The list of managers, employees and workers of the Operating Companies setting out the relevant salaries and compensations is attached hereto as Schedule E and Buyers acknowledge that the
Company will hire two managers and seven employees effective as of
November 21, 1994.
	Except as disclosed in Schedule F attached hereto, each of the Operating Companies is not a party to, nor otherwise bound by:
(i) any "Accordo Aziendale", (ii) any prof it sharing, deferred compensation, bonus, retainer, health, welfare or incentive plan or agreement whether legally binding or not; (iii) any plan or policy providing for 'fringe benefits" to its employees in excess to what is provided for in the applicable collective agreement, including but not limited to vacation, disability, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iv) any retirement or pension plan.
	There are no loans presently outstanding between each of the Operating Companies and any of their directors or managers and other employees or workers, except for loans granted, pursuant to law, as an advance payment of their leaving indemnities.
	The amount shown on the Reference Balance Sheet for staff
leaving indemnities  represents the full amount which the Company would have been required to pay to its employees for all periods through the date of the Reference Balance Sheet to cover staff leaving indemnities if their employment relationship with the Company had been terminated on that date. There are no other costs payable upon termination of employment for all periods through the date mentioned above.
	The same applies to De Martin, with reference to its approved balance sheet as at December 31, 1993.
	Each of the Operating Companies has filed and performed all declarations, returns and other accomplishments required with respect to its social security and welfare charges, as well as those charges of their employees to be withheld by the employer, have been paid in full or withheld until the Closing Date; and no claim or proceeding is pending, has been notified or is otherwise in progress or known to be threatened with regard to social and welfare charges.

		(u)	Insurance Policies
	The insurance policies of the operating Companies are listed in Schedule G attached hereto.
	Such insurance policies have been regularly paid and there are no outstanding claims in respect thereof.

		(v)	Bank Accounts and Loans
	All bank accounts maintained by the operating Companies, as well as on all credit facilities of the Operating Companies, are listed in the Schedule H attached hereto.

		(x)	Litigations
	Except as set forth in Schedule I attached hereto there are no actions, suits, investigations of proceedings pending nor to the knowledge of Seller, threatened against the Operating Companies, in any court or by or before any authorities and/or arbitral or similar bodies; each of the Operating Companies is not subject to any order judgment or decree or the like with any authority; there are no claims pending, nor to the best knowledge of Seller threatened, against any of the Operating Companies.

		(y)	Product liability and defective goods
	Product liability in connection with goods shipped by the Operating Companies prior to the Closing Date shall be for the account of Seller, which shall keep harmless and indemnify the Operating Companies from any costs, expenses or damages deriving therefrom or connected therewith.
	Any liability (including costs, expenses or damages for replacement, remedial actions or warranty) for defective goods shipped by the Operating Companies prior to the Closing Date shall be for the account of Seller to the extent not covered by specific reserves in the Reference Balance Sheet or in the balance sheet of De Martin at December 31, 1993.
	Any third party claim will be handled in accordance with the provisions of Art. 9 of the Agreement.

		(z)	No adverse events
	There are no events known to Seller or Guarantors that, either individually or in the aggregate, may have a material adverse effect upon the business or assets of the Operating Companies.